Exhibit 99.1
Amkor Technology, Inc. Announces Retirement of President/COO
CHANDLER, Ariz. – December 22, 2005 - Amkor Technology, Inc. (NASDAQ:AMKR) today announced that John Boruch, President & Chief Operating Officer will retire as a director and officer at year-end 2005. Mr. Boruch’s decision to retire ends a 22 year career with Amkor. “I am pleased to have had the opportunity to participate in the growth of Amkor and provide leadership for its many talented employees. I continue to be amazed by the creativity and entrepreneurial spirit that is a part of the culture at Amkor and I am very proud of our accomplishments during my tenure”, said Boruch.
“I would like to thank John for his long-service, leadership and his contribution to establishing Amkor as a global leader in the Outsourced Semiconductor Assembly and Test (OSAT) sector”, said James Kim, Amkor’s chairman and chief executive officer.
“Going forward, I will assume some of the critical functions of COO, while other duties will be delegated to members of my corporate staff”, said Kim. “We believe this new structure, built around an already strong and experienced corporate management team, will ensure a smooth transition.”
About Amkor:
Amkor Technology, Inc. is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Amkor Contact:
Jeffrey Luth
Amkor Technology, Inc.
Phone: 480-821-2408 ext. 5130
jluth@amkor.com